EXHIBIT 3.49(a)
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BNB MOBE-HOMES, INC.
     The location of the principal office of this corporation, organized under and by virtue of N.J.S.A. 14A: 1-1, et seq., is 1005 Hooper Avenue, Post Office Box 667, Toms River, New Jersey 08753.
     The name of the agent therein and in charge thereof upon whom process against this corporation may be served is John R. Halleran.
RESOLUTION OF DIRECTORS
     A majority of the Board of Directors of BNB MOBE-HOMES, INC., on this 15th day of February, 1978, does hereby resolve and declare that it is advisable that Sections 1 and 3 of the Certificate of Incorporation be amended to change the name of this corporation to MANCHESTER MALL, INC. and to restate the purposes of this Corporation to include owning and operating a shopping center, and will present such proposal at the special meeting of shareholders of this corporation to be held at 1005 Hooper Avenue, Toms River, New Jersey, on the 28th day of February, 1978, at 10:00 a.m., for the purpose of vote by shareholders on the foregoing Resolution.

CERTIFICATE OF CHANGE
     BNB MOBE-HOMES, INC., a corporation of the State of New Jersey, does hereby certify that it has amended Section 1 and Section 3 of its Certificate of Incorporation to read, in their entirety, as follows:
1.	The name of the corporation is:

MANCHESTER MALL, INC.

2.	The purposes for which this corporation is organized are:
     To engage in any activity within the purposes for which corporations may be organized under the “New Jersey Business Corporation Act.” N.J.S. 14A:1-l et seq., including but not by way of limitation to own, operate, maintain, lease and sell a shopping center complex in the Township of Manchester and all activites normally incident thereto.
     Said amendment having been declared by Resolution of the Board of Directors of BNB MOBE-HOMES, INC. to be advisable, and having been duly and regularly assented to by unanimous vote (100 shares in favor and 0 shares against) of the shareholders of BNB MOBE-HOMES, INC. at its special meeting of shareholders held on February 28, 1978.
     IN WITNESS WHEREOF, the said corporation has caused this Certificate to be signed by its authorized officers and its proper corporate seal to be hereto affixed, the 6th day of March, 1978.

(STAMP)

/s/ John R. Halleran	/s/ Robert Karen

JOHN R. HALLERAN	ROBERT KAREN,
Assistant Secretary	President
STATE OF NEW JERSEY, COUNTY OF OCEAN ) SS: BE IT REMEMBERED, that on this 6th day of March, 1978, before me, the subscribed, a Notary Public of the State of New Jersey, personally appeared JOHN R. HALLERAN who, being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is an assistant secretary of BNB MOBE-HOMES, INC., the corporation named in the within instrument; that ROBERT KAREN is the president of said corporation; that the execution, as well as the making, of this instrument has been duly authorized by a proper Resolution of the Board of Directors of the said corporation; that deponent well knows the corporate seal of said corporation and that the seal affixed to said instrument is the proper corporate seal, and was thereto affixed and said instrument signed and delivered by said president, as and for the voluntary act and deed of said corporation, in presence of deponent, who there-upon subscribed his name thereto as attesting witness.
Sworn to and subscribed before me, the date aforesaid.

/s/ [ILLEGIBLE]	/s/ John R. Halleran
[ILLEGIBLE]	JOHN R. HALLERAN
(STAMP)

DEPARTMENT OF STATE 1978 NAR — 9 D46094 224
(STAMPS)